Bio-One Corporation
        310 Waymont Court, Suite 100 * Lake Mary, FL 32746
                   (407) 328-1611 * Fax (407) 328-1612


                  FRANK CLARK CONSULTING AGREEMENT SUMMARY
                  ----------------------------------------

OBJECTIVES

1)	RAISE CAPITAL
2)	BUILD REVENUES
3)	COUNSEL MANAGEMENT

COMPENSATION FORMULA

1)	RAISE CAPITAL
A)	ROUND ONE (PRE-PUBLIC)
      * 10% ON THE CASH RAISED AND PAID IN CASH
      * 10% ON THE STOCK ISSUED AND PAID IN "144" STOCK
      * THIS APPLIES TO ALL THOSE THAT CONSULTANT BRINGS IN
B)	ROUND TWO (POST PUBLIC)
      * 7% ON THE FIRST $5 MILLION ON DIRECT CASH RAISED
      * 5% ON EVERYTHING ABOVE $5 MILLION ON DIRECT CASH RAISED
      * 20% OF THE FEE PAID TO THOSE INTRODUCED BY CONSULTANT
        --- WITH A CAP ON TOTAL FEES PAID OF 8.4% ON THE FIRST $5 MILLION
            AND 6% ON EVERYTHING ABOVE $5 MILLION
      * ALL FEES TO BE PAID IN "144" STOCK AND AT A 20% DISCOUNT FROM
        THE PREVIOUS 90 DAY DAILY TRADING AVERAGE

2)	BUILD REVENUES
A)	FOR EACH $10 MILLION IN ANNUAL REVENUES CONSULTANT
        WOULD RECEIVE 100,000 SHARES OF "144" STOCK

3)	COUNSEL MANAGEMENT
A)	$1,500 PER DAY
B)	AN "HONOR SYSTEM" OF ACCOUNTING FOR HOURS
C)      PAID QUARTERLY IN "144" STOCK AND AT A 20% DISCOUNT FROM
        THE PREVIOUS 90 DAY DAILY TRADING AVERAGE

NOTES: 1) This agreement is to cover the time span for the consultant to earn one million shares of "144" stock. Once that has been achieved, then the consultant and the Company would negotiate the future fee structure.
       2) Fees that have been accruing for services rendered since November, 2000 are to be included in this compensation formula.

Bio-One Corporation                                 Consultant


/s/ Armand Dauplaise 1/17/01                        s/s Frank Clark
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Armand Dauplaise, President                         Frank Clark, Consultant